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                                                                  EXHIBIT (j)(2)



                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 58 to the Registration Statement on Form N-1A of our report dated January 31, 2000, relating to the financial statements and financial highlights of Eaton Vance Cash Management Fund and Eaton Vance Money Market Fund (the "Funds") and of our report dated January 31, 2000, relating to the financial statements and supplementary data of the Cash Management Portfolio, which appear in the December 31, 1999 Annual Report to Shareholders of the Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Other Service Providers" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP
Boston, Massachusetts
April 24, 2000